UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  November 12, 2005

MOSSIMO, INC.

(Exact name of registrant as specified in its charter)

Delaware	1-14208	33-0684524
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2016 Broadway, Santa Monica, CA		90404
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (310) 460-0040

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (See General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01.  -  Entry Into a Material Definitive Agreement

On September 21, 2005 Mossimo, Inc. (the “Company”), Mossimo Giannulli (“Giannulli”), Mossimo Holding Corp., a corporation wholly-owned by Giannulli (“Parent”), and Mossimo Acquisition Corp., a wholly-owned subsidiary of Parent (“Purchaser”), entered into an Agreement and Plan of Merger, dated as of September 21, 2005 (the “Merger Agreement”), providing for a cash tender offer to be made by Purchaser (the “Offer”) to acquire all of the outstanding shares (the “Shares”) of common stock, par value $0.001 per share (“Common Stock”), of the Company not otherwise owned by Giannulli, Parent or Purchaser for $5.00 per share in cash, to be followed by a merger (the “Merger”) of Purchaser with and into the Company, with the Company to continue as the surviving corporation.

The Company’s Special Committee has withdrew its recommendation of the Offer and the Merger.

As a result, on November 12, Mossimo Acquisition Corp. terminated the Merger Agreement pursuant to Section 7.1.5 of the Merger Agreement.  As provided in Section 8.2 of the Merger Agreement, Mossimo Acquisition Corp. is entitled to be reimbursed by Mossimo, Inc., for all expenses incurred by each of Mossimo Acquisition Corp., Mossimo Holding Corp. and Mossimo Giannulli in connection with the Merger Agreement, the Offer, the Merger and the transactions contemplated by the Merger Agreement.  The total amount owed pursuant to this provision has not been determined to date.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

MOSSIMO, INC.

DATED: November 15, 2005	By:	/s/ Vicken J. Festekjian
Vicken J. Festekjian
Chief Financial Officer